Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:

We consent to the use of our reports with respect to Nationwide VL Separate Account - G dated March 9, 2011 and Nationwide Life and Annuity Insurance Company and subsidiary dated April 4, 2011, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information (File No. 333-155153) on Form N-6.  Our report for Nationwide Life and Annuity Insurance Company and subsidiary refers to the Company’s change in its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG LLP

Columbus, Ohio
April 25, 2011